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CODE OF BUSINESS CONDUCT AND ETHICS

for

HUDSON TECHNOLOGIES, INC.

and its Subsidiaries

"At Hudson Technologies, we are committed to the highest standards, both personally and professionally. Each employee is a stakeholder in our company and as such, reflects our values in the example he or she sets. We expect honesty and integrity in our business decisions and in our treatment of each other. This Code of Business Conduct and Ethics is a guide to help us apply these values when making everyday decisions in the workplace. I am proud of our company's ideals and our commitment to operate in an ethical manner. I am confident that all who have a stake in our success will continue to reflect this commitment in everything they do at Hudson Technologies."

Kevin J. Zugibe

Chairman, CEO

________________

Eth-ic
Pronunciation: 'e-thik
Function: noun
Etymology: Middle English ethik, from Middle French ethique, from Latin ethice, from Greek EthikE, from Ethikos
1 plural but singular or plural in construction: the discipline dealing with what is good and bad and with moral duty and obligation
2 a: a set of moral principles or values b: a theory or system of moral values <the present-day materialistic ethic> c plural but singular or plural in construction: the principles of conduct governing an individual or a group <professional ethics> d : a guiding philosophy

MERRIAM - WEBSTER

1. PURPOSE

The Hudson Technologies, Inc. Code of Business Conduct and Ethics (the "Code") is a guide to ethical decision-making and sets forth the standards and principals that each of us, as directors, officers and employees of Hudson Technologies, Inc. and its subsidiaries (hereinafter collectively "Hudson") are committed to uphold. While the standards in this Code are largely based upon the laws to which Hudson and its employees are subject, in many ways they go beyond legal obligations. In this respect, the Code reflects the values that define Hudson. This Code cannot possibly anticipate every business situation that may arise in the workplace. We must also be guided by all applicable laws and regulations, company polices and rules and by our own common sense, our shared values and personal commitment to ethical behavior. It is important to remember that our actions directly reflect on Hudson. If you have any doubt as to whether or not a business action is ethical, you should ask yourself if the action would reflect badly upon you, your family or the Company.

All employees are expected to exercise the highest ethical standards when involved in Company activities. Each of us is personally responsible for making sure that our business decisions and actions comply at all times with the rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies and this Code. We are also responsible for complying with requirements of contracts that we have entered into with other parties, such as distribution or supply agreements, service agreements, purchase and sale agreements, intellectual property licenses, confidentiality agreements, leases, and other agreements. The standards in this Code must, of course, be interpreted in light of the law and practices of the areas where we operate, as well as good common sense.

It is impossible to anticipate every business situation that may arise in the workplace and, as such, no set of standards should be considered the final word in all circumstances. When you have doubts about the application of a standard contained in the Code, or where the Code does not address a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from Hudson's Compliance Officer (as designated from time to time by the Board of Directors).

It is important to remember that our actions directly reflect on Hudson. All directors, officers and employees of Hudson are expected to exercise the highest ethical standards when involved in Company activities.

The Obligations of Management:

Supervisory and management personnel, including officers and directors, have a special responsibility to uphold the standards of this Code and to ensure that employees are made aware of and understand the standards established in this Code. Every manager must make sure that his or her actions are ethically, legally and judgmentally sound, and must lead by example with respect to the standards of this Code, in both words and actions. Managers must set high expectations and goals for all employees and demand the best from them. At the same time, managers must create an atmosphere of trust, candor and common goals in the workplace, and must make sure that our employees have the training and equipment to perform at their best.

Our supervisory and management personnel shall also adhere to and promote an "open door" policy - they must encourage employees to come to management with ethical concerns, questions, or complaints. Employees must be assured that all concerns questions and complaints will be taken seriously and handled promptly, confidentially and professionally. Hudson also maintains a confidential "hot line" that you can call, the details of which are set forth in Section 2 below. No retaliatory action will be taken against any employee for raising concerns, questions or complaints in good faith.

The Obligations of Every Hudson Employee:

Regardless of your position at Hudson Technologies, you are personally responsible for doing business in an ethical manner at all times. Your obligations to Hudson and our customers include adhering to the rules and guidelines set forth in this Code. This document does not cover every situation that may arise. It should be used as a guide in dealing with situations that can and do arise in the course of business. Employees should feel free to ask their supervisor or other management if they have any question concerning a specific situation. If you are not satisfied with the response you receive, you should proceed up the management line or speak to the Compliance Officer. You should expect, and are entitled to, a clear, understandable response to your question.

Each employee is a stakeholder in Hudson. Any act of unethical conduct affects all of us at Hudson and we all must take steps to ensure that unethical conduct will never be tolerated.

Every employee of Hudson Technologies has an ongoing duty to act in an ethical manner and to report conduct by others who are employed by Hudson or its subsidiaries that appears to violate this Code or any other compliance policy or procedure of Hudson. An attitude of "let sleeping dogs lie", or "I don't want to stick my neck out" is not acceptable. Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to your immediate supervisor, or to the Compliance Officer. If you are not comfortable reporting to your immediate supervisor or the Compliance Officer, you may report the situation to the confidential hotline, the details of which are set out at the end of the Code.

No employee should ever engage in unethical conduct even if ordered to do so by a superior. If a situation arises when an employee has concerns about actions they are asked to take, they should immediately contact another supervisor or the Compliance Officer.

2. COVERED PERSONS; COMPLIANCE

This Code, and the standards contained herein, applies to all officers, directors and employees of Hudson and its subsidiaries, and will be enforced at all organizational levels. Any question concerning proper ethical behavior must be resolved before actions are taken.

This Code supplements and is not intended to replace any other current policy of Hudson relating to matters referred to herein or otherwise, including, without limitation, Insider Trading Policy and Corporate Communications Policy.

Violations of Ethical Standards:

Any violation of this Code can have serious consequences for the employee, his or her co-workers, the Company and others. Thus, failure to comply with the Code and willful disregard of the ethical standards set forth in Company policy will result in prompt disciplinary action, up to and including dismissal. Serious violations can result in civil penalties or liability or even criminal prosecution.

All employees are responsible for their own conduct, and no employees, including officers and directors, are immune from the consequences of their actions. In addition, no one, regardless of their position, can direct an employee to engage in any conduct that violates this Code, nor may they tolerate any such conduct. Any employee having knowledge or suspicion of misconduct by any other Company employees or anyone acting on the Company's behalf, MUST NOT ignore it. Any knowledge or suspicion of wrongdoing should be reported promptly and may be made anonymously. The failure to report an ethical violation is itself a violation of this Code. All allegations must be made in good faith with a reasonable belief that the allegations are true.

The following are examples of conduct that may require disciplinary action:

  Actions that violate the Code of Ethics and Business Conduct

  Requesting or ordering others to violate the Code, or tolerating violations of the Code

  Failure to exercise the diligence needed to ensure compliance with the Code

  Failure to promptly report known or suspected violations of the Code

  Retaliation against another employee for reporting an ethical concern

The Code of Ethics and Business Conduct requires that the principles of fairness and dignity be applied in all matters involving investigations of alleged misconduct. Disciplinary action, if taken, must also be done in a fair and just manner based upon the misconduct. Investigative personnel must conduct all investigations in such a way as to ensure as much confidentiality as possible. All investigations should be limited to the areas of alleged misconduct.

To preserve the integrity of the Code and to permit every employee to meet his or her obligations under it, employees must have the opportunity to raise concerns or to report misconduct without fear of retribution. It is the Company's goal to maintain an environment in which employee input is expected and accepted and in which an employee may feel free to voice a concern or report a violation without fear of intimidation or reprisal. Hudson Technologies strictly prohibits any form of reprisal against an employee for reporting actual or suspected misconduct made in good faith. Disciplinary action will be taken against any employee who retaliates, directly or indirectly, or encourages others to retaliate, against an employee who reports a violation of the Code.

Seeking Guidance and Reporting Misconduct:

Maintaining the trust of our customers, the confidence of our stakeholders and the pride that we share as Hudson employees depend on the decisions each one of us makes every day. It is for those reasons that it is so important that the decisions we make and the actions we take are the correct ones. There will be times when the correct course of action is not obvious. When that situation arises, an employee should seek guidance as to what action to take. If you have questions about this Code, you should turn to your immediate supervisor, or the Compliance Officer, in the first instance. Hudson's "open door" policy gives you the freedom to approach any member of management with ethical questions or concerns without fear of retaliation.

Hudson's Compliance Officer has been designated with responsibility for overseeing and monitoring compliance with this Code. The Compliance Officer will make periodic reports to Hudson's Audit Committee of the Board of Directors regarding the implementation and effectiveness of this Code as well as Hudson's policies and procedures to ensure compliance with this Code.

Hudson's Compliance Officer is currently Stephen P. Mandracchia, Vice President and Corporate Secretary, and he may be reached at (800) 953-2244 extension 6004, during normal work hours, and at (914) 588-4419 or (845) 987-1454 after hours, 24 hours a day. In the event the Board designates a different Compliance Officer, the name and phone number of the new Compliance Officer will be announced to all employees in writing. If you wish to communicate any matter anonymously, Hudson will maintain the confidentiality of your communication to the extent possible under applicable laws. Written communications intended to be confidential should be mailed without indicating your name or address, to Hudson Technologies, Inc. at 275 N. Middletown Road, Pearl River, NY 10965, Attention: Stephen P. Mandracchia

Hudson has also established a confidential hotline to enhance our commitment to conducting business ethically and to give you a confidential option to report your concerns. If, for any reason, you do not feel comfortable speaking with your supervisor, and would prefer to remain anonymous, you may leave a message on the confidential hotline at (845) 735-6000 extension 6004 for the Compliance Officer. As an alternative, you may also contact the Board of Directors' Audit Committee Chair, Vincent Abbatecola, at (845) 356-1700 ext. 14 during normal work hours, and at (845) 429-5426 after hours, 24 hours a day. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution.

3. CONFLICTS OF INTEREST

A conflict of interest occurs whenever our private interests or activities interfere - or appear to interfere - with the interests of Hudson as a whole. In order for Hudson to carry out its business effectively, it must be assured of the loyalty of each of its officers, directors and employees. We must therefore refrain from entering into relationships that might impair our judgment as to what is best for Hudson. Even relationships that give the appearance of a conflict of interest should be avoided. Acting through someone else, such as a friend or family member, does not avoid or eliminate a conflict of interest that would otherwise exist.

There are many different ways in which conflicts of interest arise. Personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties. A conflict of interest may also arise in situations where the Company is not adversely affected, such as when an employee uses his or her position or contacts within the Company to advance their own financial interests. Any time an employee's judgment may be affected based upon outside financial interests there is a potential for a conflict of interest.

If you believe it is not possible to avoid a conflict of interest you must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, your immediate supervisor, who should in appropriate circumstances bring it to the attention of an Executive Officer and/or Board of Directors (the "Board"). If your immediate supervisor is unavailable you may bring the matter directly to the attention of the Compliance Officer.

The circumstances under which a conflict of interest may arise are too numerous to fully set forth in this Code. Set forth below are our policies that address the most common types of conflicts of interest. In each case, "employee" includes officers and directors and also includes relatives of an employee (namely spouse, children living with you, or other members of your household).

Outside Employment and Directorships:

Officers and Directors may not work for, serve on the board of directors for, or receive compensation for services from any competitor of Hudson. Officers and Directors may not work for, serve on the board of directors for, or receive compensation for services from any customer, distributor or supplier of Hudson, in each case, without the prior approval of the Board.

Outside employment of Hudson employees, including officers, during non-business time is not prohibited provided the outside employment does not adversely affect or in any way curtail their ability to perform their job for Hudson. However, employees may not work for or receive any compensation for services from any competitor of Hudson, and may not work for or receive any compensation for services from any customer, distributor or supplier of Hudson, without the prior approval of Hudson's Compliance Officer. Any employee involved in outside employment must ensure that there is no actual, apparent or potential conflict of interest. Employees should inform their supervisors of their outside employment if any potential for conflict may exist or should arise.

Most of these situations are likely to present conflicts of interest. Even where approval is granted, you must take appropriate steps to separate Hudson and non-Hudson activities. The Compliance Officer will assist you in determining what steps are appropriate.

Investments:

No employee may have a financial interest in any competitor. No employee may have a financial interest in any customer, distributor or supplier of Hudson where this financial interest would influence, or appear to influence, the actions of the employee on behalf of Hudson. This is not intended to prevent employees from investing in large, publicly held corporations that may do business with Hudson. It is intended to mean that caution should be exercised before any employee becomes involved in small, privately held companies that may do business with Hudson. If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the Compliance Officer.

Using Hudson's Time and Assets for Personal Benefit:

The intentional misuse or theft of any Hudson property is a violation of Company policy, and is also against the law. Any employees found to have intentionally taken Hudson property may be subject to prosecution. The use of Hudson personnel while on Hudson time, for non-Hudson purposes, is prohibited. The use of Hudson property for non-Hudson purposes is likewise prohibited. Should a situation arise where the use of Company property or personnel is needed for non-Company purposes, prior written approval from the Compliance Officer must first be obtained.

Work hours and Company resources should be devoted to activities directly related to Hudson's business. The use of telephones and computers for outside employment or work activities is prohibited. While the occasional use of Company telephones, computers, office supplies and equipment for personal reasons is not totally prohibited, it should be avoided. Excessive personal use of telephones or computers during business takes away time and productivity from the Company. Employees are expected to use sound judgment when using Company property and resources. Abuse of these privileges will not be tolerated.

Similarly, employees that require, and are provided with, internet access and e-mail communication in connection with their duties, are expected to utilize their Company provided computers and internet/e-mail accounts for legitimate Company business and communications. Again, while occasional personal use is not totally prohibited, the Company must maintain a professional work environment, and establish and enforce policies to prevent the violation of illegal acts and of individual rights. Accordingly, employees are prohibited from using e-mail and internet capabilities utilizing company equipment, systems and access accounts for the purpose of accessing, disseminating, viewing or transmitting any materials: a) that are or may be sexual in nature; b) that advocate or promote racial, sexual or religious discrimination and/or hatred; c) that involve any form or criminal behavior or acts; d) that involve or relate to the purchase, sale, distribution or use of illegal drugs or alcohol; or e) that involve any other topic reasonably deemed by the Company to be inappropriate and unrelated to legitimate Company business.

Employees should also be aware that even small items like pens, pads and paper cost the Company money. Whether it is time or property, big or small, theft is still theft. Any assets taken from the Company are, in the long run, taken from everyone who has an employment or financial interest in the Company. Care must be taken with all of the Company's property to ensure there is no waste.

Loans to Employees:

Loans to, and guarantees of the obligations of, employees, officers or directors incurred for personal reasons create a strong potential for conflicts of interest. Accordingly, loans to, and guarantees of the personal obligations of, any employee are strictly prohibited. Loans from Hudson to any officer and director are prohibited by law.

Acceptance of Gifts and Entertainment:

The acceptance of gifts and entertainment by you or members of your family may present a conflict of interest. While you are permitted to accept reasonable gifts of nominal value, such as unsolicited promotional items or holiday gifts, you are prohibited from accepting or soliciting anything that might reasonably be deemed to affect your judgment or that is accompanied by any express or implied understanding that you are in any way obligated do to something in exchange for the gift. To eliminate any doubt, under the Code gifts in excess of $25 in value, whether individually or in the aggregate per year, from any third party and received in connection with Company business activities, value may not be accepted. Similarly, you may accept entertainment, but only insofar as it is reasonable in the context of the business at hand and facilitates Hudson's interests. You are strictly prohibited from soliciting gifts, gratuities or business courtesies for yourself or for the benefit of any family member or friend.

Family Members and Close Personal Relationships:

Hudson's standards of conduct are not intended to intrude on our personal lives. Situations may arise, however, where our relationships with family members and friends create conflicts of interest. Generally, you are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of your relatives or friends. It is your responsibility to act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships, and to the extent such conflicts arise, to resolve such conflicts honestly and ethically. It is noted that, currently, there are situations within the Company where certain employees are in the position of supervising relatives and/or friends, which situations have existed since early in the Company's history and are permitted to continue with the full knowledge and consent of the Company. However, even in such situations, the employees are obligated to act with honesty and integrity and in the best interests of the Company to avoid actual or apparent conflicts of interest.

Additionally, if you have family members or friends that work for businesses seeking to provide goods or services to Hudson, you may not use your personal influence to affect negotiations. In the case of an officer or director of Hudson, you must notify Hudson's Compliance Officer, who will review the proposed transaction and notify the Audit Committee of Hudson's Board of Directors for review and action as it sees fit, including, if necessary, approval by Hudson's Board of Directors. If you have relatives or friends that work for competitors, you should bring this fact to the attention of your immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest.

Corporate Opportunities:

You may not appropriate to yourself, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that you learn about in the course of your employment and that is in Hudson's line of business, without first obtaining Hudson's written consent, as specifically authorized by the Board of Directors. It is never permissible for you to compete against Hudson, either directly or indirectly. Employees, officers and directors owe a duty to Hudson to advance its legitimate interests when the opportunity to do so arises.

4. PROCUREMENT INTEGRITY

All decisions involving the procurement of goods and services on behalf of Hudson must be made ethically. There are specific rules and regulations that must be followed with regard to the federal government procurement system. The federal regulations must be strictly followed. As the rules of each federal department may vary, you should consult with your supervisor if the federal government is a party to the transaction. There are also state and local rules that may exist. If there is any governmental body associated with the procurement, it is best to consult a supervisor before proceeding. The failure to follow regulations could result in penalties and fines.

The acquisition of goods and services should be based on sound economic and business policy. Above all, it is expected that Hudson employees will be fair and honest in all business dealings. All potential vendors should be considered and a final decision reached based upon the totality of the circumstances including price, service and reputation.

Never, during the procurement process, should a Hudson employee make any offer or promise of future employment by the Company, or personal benefit to any individual involved in the procurement process. There are specific rules governing the employment of former federal employees that are to be handled only through the Human Resources of the Company. The giving of money or any other gratuity, or the making of any bribe or kick back is strictly forbidden. Likewise, it is forbidden for any employee of Hudson Technologies to take any money, bribe or kick-back in any form. No employee will be permitted to use their position with the Company to obtain personal favors or special consideration.

In the early stages of the procurement process, it is acceptable for a Company employee to make marketing presentations, submit technical data and engage in other technical discussions. Once a Request for Proposal (RFP) is made, however, you must rely on the written proposal. Any other communication must be made at the request of the contracting officer and with the consent of the Company.

5. STOCKHOLDER & MEDIA RELATIONS, CONFIDENTIALITY

We will provide accurate, appropriate and timely material information to the public, including our stockholders and the media, to keep them informed of matters which affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders, stock brokers or the media. If you are contacted by a stockholder, stock broker or the media, the request should be immediately forwarded to Hudson's Compliance Officer or, in the case of financial issues, to Hudson's Chief Financial Officer.

All Hudson employees, and all third parties, are prohibited from buying or selling Hudson stock based upon inside information that has not been publicly disclosed and would be material to an investor when deciding whether to buy or sell Hudson stock ("Material Non-public Information"). Material Non-public Information includes, but is not limited to, quarterly and annual financial results or reports, projections of future gains or losses, initiation or settlement of major lawsuits, and changes in management. All Hudson employees are prohibited from engaging in any transaction in Hudson stock based upon Material Non-public Information. Material Non-public Information may be made available only to third parties that need such information for legitimate Company purposes and only if such third party executes and delivers to the Company a written agreement, on a form acceptable to the Company, agreeing to maintain the confidentiality of such information and to use such information only for legitimate Company purposes. Under federal law, the consequences for failure to keep information confidential can be severe and can result in civil or criminal actions.

6. EMPLOYEES

Hudson has a zero tolerance policy concerning unlawful employment discrimination. The Company also has a zero tolerance policy concerning harassment of its employees, including but not limited to sexual harassment. This type of conduct will not be condoned or allowed under any circumstances.

In addition, the privacy rights of Hudson employees will be respected to the highest degree possible. This is also an obligation that each employee has to fellow employees. Privacy, personal trust and respect are values that the Company strives to maintain throughout the workplace.

The Company will request only that personal information necessary for the effective operation of the Company. Personal information such as personnel records, medical records, payroll records and benefit plans will be available only to those who have a legal or business need to know. Only authorized Company personnel will have access to these records. Those personnel must be sure to keep that information confidential.

Employees are not permitted to intentionally access another person's personal information from a desk drawer, computer or any other source without authorization. Telephone conversations should not be recorded without consent as a matter of Company policy. If a speaker phone is being used, all parties who may be reasonably expected to hear the conversation as well as those participating in the conversation should be identified. The Company reserves its legal right to access its communication systems if abuses such as offensive communications, breach of information security or other activities adversely affecting the Company are reasonably suspected.

7. ENVIRONMENTAL PROTECTION

Each director, officer and employee of Hudson has a responsibility to protect life, health and the environment. It is, therefore, imperative that each of us accepts responsibility for compliance with laws and regulations governing the protection of the environment. Supervisors and managers are expected to stay current with all relevant laws and regulations concerning the protection of the environment, to seek professional guidance when necessary, and to assure compliance with the laws and regulations. Individuals who knowingly violate any environmental law or regulation will be subject to discharge and prosecution. Accidental incidents which affect the environment are to be reported immediately, and measures are to be undertaken immediately to minimize environmental impact.

8. ACCURATE BOOKS AND RECORDS

Hudson is required by law to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Hudson policy, and possibly illegal, for any of us to cause our books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial. If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in Hudson, you should immediately report the event to Hudson's Compliance Officer.

You are expected to cooperate fully with our internal and independent auditors. In particular, the following requirements must be strictly respected by all of us:

A. Access to Hudson Assets, Transactions on Management's Authorization

Access to Hudson's assets is permitted only in accordance with management's general or specific authorization and transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving Hudson must be duly recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements, and to maintain accountability for Hudson's assets.

B. Accurate Books

All Hudson's books and records must be true and complete. False or misleading entries are strictly prohibited. Hudson will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

C. Proper Payments

You may not authorize payment of Hudson's funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D. Appropriate Controls

Administrative and accounting controls must be implemented to provide reasonable assurance that Hudson is in compliance with each of the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

E. Prohibited Actions

No director, officer or employee shall (i) take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of Hudson; or (ii) take any action to fraudulently influence, coerce, manipulate, or mislead any member of Hudson's internal auditors engaged in the performance of an internal audit or investigation.

9. COMPLETE, ACCURATE AND TIMELY DISCLOSURE

Hudson is owned by its shareholders and its shares are listed for trading on the Nasdaq SmallCap Market (HDSN). As a result, Hudson is obligated to make various disclosures to the public. Hudson is committed to full compliance with all requirements applicable to its public disclosures. Hudson has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. All employees, officers and directors responsible for the preparation of Hudson's public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with Hudson's disclosure controls and procedures.

10. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any request for a waiver of any standard in this Code by any executive officer or director of Hudson may be granted only by the Board of Directors or by the Executive Committee of the Board. Any waiver granted to an executive officer or director must be promptly disclosed to Hudson's shareholders. Any request for a waiver of any standard in this Code by any employee other than executive officers or directors may only be granted by the Compliance Officer. Any waiver granted to an employee by the Compliance Officer must be promptly disclosed to Hudson's Board of Directors. All personnel should be aware that Hudson generally will not grant such waivers and will do so only when good cause is shown for doing so.

11. AUDITS; INVESTIGATIONS; DISCIPLINARY ACTION

Hudson will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Compliance Officer, will be reported to the Board of Directors or the Executive Committee of the Board, as well as to any and all relevant authorities. Anyone who knowingly makes a false accusation of misconduct will be subject to disciplinary action. You are required to cooperate fully with any internal or external investigation. You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Compliance Officer to disclose such information. Destruction or alteration of any document with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding is strictly forbidden and will be subject to serious sanction, which may included dismissal for cause.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, and suspensions with or without pay, demotions, salary reductions, dismissals, and restitution. Disciplinary action may also extend to a violator's supervisor insofar as Hudson determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in insuring compliance with the Code. Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

/S/ Kevin J. Zugibe
Kevin J. Zugibe, Chairman

/S/ Brian F. Coleman
Brian F. Coleman, President

This Code of Business Conduct and Ethics of Hudson Technologies, Inc. and its subsidiaries was adopted by vote of the Board of Directors of Hudson Technologies, Inc. on March 3, 2005 and replaces and supercedes the Hudson Technologies Code of Ethics and Business Conduct originally adopted on August 6, 1998.

/S/ Stephen P. Mandracchia
Stephen P. Mandracchia, Secretary